Exhibit 99.1

Media Contacts:

Marne Oberg

Analysts International Corporation

(952) 838-2867

Analysts International Corporation Reports Fourth Quarter and Full-Year 2009 Financial Results

•                  Revenue was $26.6 million, down 53% from $56.8 million during the fourth quarter of 2008. Adjusting for the planned exit from non-core lines of business, revenue declined 37% from the prior-year period

•                  Margins improved 180 basis points. Adjusting for the planned exit from non-core lines of business, margins improved 230 basis points from the prior-year period

•                  Selling, administrative and other operating costs reduced by $4.0 million or 34% from the prior-year period

•      $3.8 million in cash with no amounts outstanding under the Company’s credit facility at year-end

•      Company to implement reverse stock split on February 26, 2010

MINNEAPOLIS, MN — February 24, 2010 — Analysts International Corporation (AIC) (Nasdaq: ANLY) today announced results for the fourth quarter and fiscal year ended January 2, 2010. The Company reported revenue of $26.6 million for the fourth quarter of 2009 compared to $56.8 million for the fourth quarter of 2008. The Company reported a net loss of $3.2 million, or $0.13 per share, for the fourth quarter of 2009, compared to a net loss of $7.6 million, or $0.30 per share, for the fourth quarter of 2008. The fourth quarter 2009 loss included a $1.1 million restructuring charge, or $0.04 per share. The fourth quarter 2008 loss included a non-cash charge of $6.3 million to write-off goodwill and a $0.2 million restructuring charge, or $0.26 per share. Excluding these special charges, the Company’s net loss was $2.1 million in the fourth quarter of 2009, or $0.08 per share, compared to a net loss of $1.1 million in the fourth quarter of 2008, or $0.04 per share.

For fiscal year 2009, the Company reported revenue of $143.2 million compared to $284.2 million in fiscal year 2008. The net loss for fiscal year 2009 was $15.9 million, or $0.64 per share, compared to a net loss of $10.1 million, or $0.41 per share, for the comparable period a year ago. The fiscal year 2009 loss included a non-cash charge of $2.3 million to impair our intangible assets and a $3.8 million restructuring charge, or $0.24 per share. The fiscal year 2008 loss included a non-cash charge of $6.3 million to write-off goodwill and a $2.9 million restructuring charge, or $0.37 per share. Excluding these special charges, the Company’s net loss was $9.8 million in fiscal year 2009, or $0.39 per share, compared to a net loss of $1.0 million in the fiscal year 2008, or $0.04 per share.

“In 2009, we exited non-core lines of business, realigned our costs and invested in strengthening our sales and delivery organizations; however, these changes and investments have yet to positively impact our overall financial performance,” said Andrew Borgstrom, President and CEO. “In 2010, we are sharpening our focus on top-line growth while improving gross margins, reinvigorating our staffing business and continuing to manage costs aggressively. We are confident these steps will enable us to transform our business during 2010.”

Fourth Quarter 2009 and Fiscal Year Review

The decrease in revenue in the fourth quarter and fiscal year 2009, compared to the fourth quarter and fiscal year 2008, largely results from the negative impact the economic environment has had on the demand for IT professional services, staffing and products and the Company’s planned exit from non-core and low-margin lines of business. In the third quarter of fiscal 2009, we sold our Value Added Reseller (VAR) and our Medical Concepts Staffing (MCS) operations.

Gross margins were $5.6 million, or 21.1 percent of revenue, for the fourth quarter of 2009, compared to $11.0 million, or 19.3 percent of revenue, in the fourth quarter of 2008. Gross margins were $28.6 million, or 20.0 percent of revenue, for fiscal year 2009, compared to $50.3 million, or 17.7 percent of revenue, for fiscal year 2008.  The increase in gross margins as a percent of revenue reflects the impact of implementing the Company’s strategy of exiting low margin lines of business and accounts and the reduction in lower margin product sales.

Selling, administrative and other general expenses declined by $4.0 million in the fourth quarter of 2009, when compared to the fourth quarter of 2008, and by $12.2 million for fiscal year 2009, when compared to the comparable period of 2008. This reduction is largely the result of the Company’s exit from non-core and low-margin lines of business and the impact of the Company’s restructuring activities.

The Company used cash from operations of $3.8 million in the fourth quarter of 2009 compared to generating cash from operations of $4.1 million in the fourth quarter of 2008. The Company used cash from operations of $0.4 million for fiscal year 2009 compared to generating cash from operations of $5.4 million in fiscal year 2008. As of January 2, 2010, the Company had a cash balance of $3.8 million and no borrowings from its $15 million credit facility.

Fourth Quarter 2009 Comparison to Third Quarter 2009

Revenue was $26.6 million, down 14 percent from $30.9 million in the third quarter of 2009. Adjusting for the planned exit from the VAR and MCS operations, fourth quarter revenue declined three percent from the third quarter of 2009.

Gross margins were $5.6 million, or 21.1 percent of revenue, for the fourth quarter of 2009, compared to $5.9 million, or 19.1 percent of revenue, in the third quarter of 2009.  The increase in gross margins as a percent of revenue reflects the impact of the planned exit from non-core lines of business, the reduction in volume of lower margin services and the implementation of margin improvement initiatives.

Selling, administrative and other general expenses were reduced by $1.2 million in the fourth quarter of 2009 when compared to the third quarter of 2009. This reduction is largely the result of the Company’s exit from non-core lines of business and the impact of the Company’s restructuring activities.

Reverse Stock Split

On Friday, February 26, 2010, the Company will be filing amended articles of incorporation with the Minnesota Secretary of State reflecting a 1-for-5 reverse stock split.

Fourth Quarter and Fiscal Year 2009 Conference Call

AIC will host a conference call on Thursday, February 25 at 10 a.m. CT to discuss fourth quarter and fiscal year 2009 financial results. Participants may access the call by dialing 1.866.233.5281, or 1.416.849.6199 for international participants, and asking for the Analysts International conference call. Live audio of the conference may also be accessed via the Internet at www.analysts.com, where it will be archived. Interested parties can also hear a replay of the call from 12 p.m. CT on February 25, 2010, to 10:59 p.m. CT on March 3, 2010, by calling 1.866.245.6755, or 1.416.915.1035 for international callers, and using access code 529154.

About Analysts International Corporation

Analysts International Corporation (AIC) is an IT services firm fully dedicated to the success and satisfaction of its customers. From IT staffing to project-based solutions, AIC provides a broad range of services designed to help businesses and government agencies drive value, control costs and deliver on the promise of a more efficient and productive enterprise. The Company offers a flexible, collaborative approach; clear industry perspective; and the breadth, scale and experience to deliver results. For more information, visit www.analysts.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made in this press release or during the conference call referred to herein by the Company, its CEO Andrew Borgstrom, or its CFO Randy Strobel, regarding, for instance: AIC’s ability to execute against its strategic plan,  management’s beliefs with respect to its ability to transform and grow its business, achieve profitability and return value to its shareholders, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed, which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of AIC and members of our management team and involve certain risks and uncertainties, including (i) the risk that management may not fully or successfully implement its business plan or achieve profitability; (ii) the risk that AIC will not be able to continue to reduce costs or exploit other opportunities of the business in a timely manner or on favorable terms; (iii) prevailing market conditions in the IT services industry, including intense competition for billable technical personnel at competitive rates, strong pricing pressures from many of our largest clients and difficulty in identifying, attracting and retaining qualified billable technical personnel; (iv) potentially incorrect assumptions by management with respect to the impact of prior cost reduction initiatives and current strategic decisions; and (v) other economic, business, market, financial, competitive and/or regulatory factors affecting AIC’s business generally, including those set forth in AIC’s filings with the SEC. You are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release and conference call.

Analysts International Corporation

Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
(In thousands except per share amounts)	Jan. 2, 2010	Jan. 3, 2009	Jan. 2, 2010	Jan. 3, 2009

Revenue:
Professional services provided directly	$26,127	$47,474	$131,338	$216,492
Professional services provided through subsuppliers	477	1,457	2,488	32,674
Product sales	—	7,862	9,339	35,037
Total revenue	26,604	56,793	143,165	284,203

Expenses:
Cost of services provided directly	20,547	37,470	104,251	170,745
Cost of services provided through subsuppliers	435	1,394	2,350	31,494
Cost of product sales	—	6,971	7,973	31,653
Total cost of goods sold	20,982	45,835	114,574	233,892

Gross margin	5,622	10,958	28,591	50,311

Expenses:
Selling, administrative and other operating costs	7,653	11,678	37,886	50,087
Restructuring costs and other severance related costs	1,117	202	3,825	2,861
Intangible assets impairment	—	—	2,268	—
Goodwill impairment	—	6,299	—	6,299
Amortization of intangible assets	—	234	491	1,027
Total expenses	8,770	18,413	44,470	60,274

Operating loss	(3,148)	(7,455)	(15,879)	(9,963)

Non-operating income	6	24	41	121
Interest expense	(19)	(13)	(39)	(156)

Loss before income taxes	(3,161)	(7,444)	(15,877)	(9,998)

Income tax expense	(1)	121	30	136

Net loss	$(3,160)	$(7,565)	$(15,907)	$(10,134)

Per common share (basic):
Basic loss	$(0.13)	$(0.30)	$(0.64)	$(0.41)
Diluted loss	$(0.13)	$(0.30)	$(0.64)	$(0.41)

Average common shares outstanding	24,925	24,913	24,925	24,913
Average common and common equivalent shares outstanding	24,925	24,913	24,925	24,913

Analysts International Corporation

Condensed Consolidated Balance Sheets

	January 2,	January 3,
(In thousands)	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$3,818	$2,288
Accounts receivable, less allowance for doubtful accounts	23,028	40,814
Other current assets	1,442	1,521
Total current assets	28,288	44,623

Property and equipment, net	1,846	3,081
Other assets, net	543	6,550
Total assets	$30,677	$54,254

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,958	$15,581
Line of credit	—	—
Salaries and benefits	2,498	3,249
Deferred revenue	310	1,473
Deferred compensation	522	275
Restructuring accrual	2,038	184
Other current liabilities	960	1,025
Total current liabilities	13,286	21,787

Non-current liabilities:
Deferred compensation	1,037	1,391
Restructuring accrual	1,045	65
Other long-term liabilities	361	616

Shareholders’ equity	14,948	30,395
Total liabilities and shareholders’ equity	$30,677	$54,254

Analysts International Corporation

Reconciliation of non-GAAP Financial Measures

	Three Months Ended		Twelve Months Ended
	January 2,	January 3,	January 2,	January 3,
(In thousands)	2010	2009	2010	2009

Net loss as reported	$(3,160)	$(7,565)	$(15,907)	$(10,134)
Plus:
Impairment of intangible assets	—	—	2,268	—
Impairment of goodwill	—	6,299	—	6,299
Restructuring costs and other severance related costs	1,117	202	3,825	2,861
Gain on asset sales	140	—	(259)	—
Other consulting & transaction related costs	—	—	485	421

Loss before other reconciling items	(1,903)	(1,064)	(9,588)	(553)

Stock based compensation expense	162	105	460	494
Depreciation	262	409	1,348	1,592
Amortization	—	234	491	1,027
Net interest and non-operating (income) expense	13	(11)	(2)	35
Income tax expense	(1)	121	30	136

Adjusted EBITDA	$(1,467)	$(206)	$(7,261)	$2,731

* Non-GAAP Financial Information

In evaluating the Company’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance. Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation, amortization, share-based compensation, special charges and other gains and losses that are not related to the Company’s operations. This measure is an essential component of the Company’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of certain non-cash items, special charges and other gains and losses. This measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure.